Exhibit 12
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              United Air Lines, Inc. and Subsidiary Companies

             Computation of Ratio of Earnings to Fixed Charges


                                         Year Ended December 31
                               1994      1993     1992     1991    1990
                                             (In Millions)
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Earnings:

  Earnings (loss) before
    income taxes and
    extraordinary items       $  153    $  (26)  $(602)   $(513)  $167
  Fixed charges,
    from below                 1,046     1,072     964      749    590
  Interest capitalized           (41)      (51)    (92)     (91)   (71)

    Earnings                  $1,158    $  995   $ 270    $ 145   $686


Fixed charges:

  Interest expense            $  362    $  347   $ 317    $ 211   $192

  Portion of rental expense
    representative of the
    interest factor              684       725     647      538    398

      Fixed charges           $1,046    $1,072   $ 964    $ 749   $590


Ratio of earnings to
  fixed charges                 1.11       (a)     (a)      (a)   1.16



(a) Earnings were inadequate to cover fixed charges by $77 million in 1993, $694 million in 1992 and $604 million in 1991.
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